EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Knightscope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Rule 457(h)	8,493,831	(2)	$3.34	(3)	$28,369,395.54	$.0000927	$2,630
Equity	Class B Common Stock, par value $0.001 per share	Rule 457(h)	611,000 (4)		$0.35	(5)	$213,850.00	$.0000927	$20
Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	423,586	(6)	$4.81	(7)	$2,037,448.66	$.0000927	$189
Total Offering Amounts							$30,616,458.34		$2,839
Total Fee Offsets									$0
Net Fee Due									$2,839

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers any additional shares of common stock of Knightscope, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) and the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class A Common Stock or Class B Common Stock.

(2)	Represents 7,882,831 shares of Class A Common Stock issuable upon the exercise of options that are outstanding under the 2016 Plan as of the date of this Registration Statement and 611,000 shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock underlying stock options outstanding under the 2014 Plan as of the date of this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price is based upon $3.34, which is the weighted-average exercise price for the outstanding options to purchase shares of Class A Common Stock under the 2016 Plan. Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock under the 2014 Plan issuable upon the conversion of shares of Class B Common Stock (a convertible securities) being registered with this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock. Fee information is set forth below with respect to the shares of Class B Common Stock subject to outstanding options under the 2014 Plan as of the date of this Registration Statement.

(4)	Represents shares of Class B Common Stock issuable upon the exercise of options that are outstanding under the 2014 Plan as of the date of this Registration Statement.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price is based upon $0.35, which is the weighted-average exercise price for the outstanding options to purchase shares of Class B Common Stock under the 2014 Plan.

(6)	Represents shares remaining available for issuance under the 2016 Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $4.81, based on the average of the high sales price ($4.90) and the low sales price ($4.71) for the Registrant’s common stock as reported by The Nasdaq Stock Market LLC on April 18, 2022.